Exhibit 99.3

Interline Announces Pricing of Senior Notes Offering

JACKSONVILLE, Fla., Nov. 4, 2010 (GLOBE NEWSWIRE) -- Interline Brands, Inc., a New Jersey corporation (the "Company"), a wholly-owned subsidiary of Interline Brands, Inc., a Delaware corporation (NYSE:IBI) ("Interline"), announced that on November 4, 2010 it priced an offering of $300 million aggregate principal amount of its Senior Subordinated Notes. The Company increased the size of the offering from the previously announced $275 million to $300 million. The notes will bear a fixed interest rate of 7.00% percent per year and mature on November 15, 2018.  The offering is expected to close on or about November 16, 2010.  The Company expects to use the net proceeds from the offering of the notes, together with cash on hand, to repay the indebtedness under its existing credit facility, to purchase any and all of its outstanding 8 1/8% Senior Subordinated Notes due 2014 pursuant to its recently announced cash tender offer and consent solicitation and to pay related fees and expenses. The notes will be guaranteed by Interline and by all the domestic subsidiaries of the Company.

The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and to persons outside the United States under Regulation S of the Securities Act. The notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Safe Harbor Statements

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. Interline has tried, whenever possible, to identify these forward-looking statements using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe Interline's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include the risks described in Interline's Annual Report on Form 10-K for the fiscal year ended December 25, 2009 and its Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010, June 25, 2010 and September 24, 2010. These statements reflect Interline's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.

CONTACT: Interline Brands, Inc.

Lev Cela

904-421-1441